Exhibit 99.1

News Release

Media Contacts:	Steve Cragle	Investor Contacts:	Joe Romanelli
	(908) 423-3461		(908) 423-5185

	Lainie Keller		Justin Holko
	(908) 423-4187		(908) 423-5088

Merck Announces Second-Quarter 2014 Financial Results

•                  Second-Quarter 2014 Non-GAAP EPS of $0.85, Excluding Certain Items, and GAAP EPS of $0.68

•                  2014 Full-Year Non-GAAP EPS Target of $3.43 to $3.53, Excluding Potential Venezuelan Bolivar Devaluation and Certain Other Items; 2014 Full-Year GAAP EPS Target of $4.44 to $4.77

•                  2014 Full-Year Non-GAAP EPS Target Includes $0.06 to $0.09 Anticipated Dilution From Planned Sale of Merck Consumer Care and Research Collaboration With Bayer, and Planned Acquisition of Idenix

•                  Generated Worldwide Sales of $10.9 Billion, a Decrease of 1 Percent, Reflecting Unfavorable Impact of Patent Expiries, Divested Products and Decline in Sales of Hepatitis C Products

•                  Grew Top Five Franchises by 6 Percent in Total

•                  Pembrolizumab (MK-3475), an Investigational Anti-PD-1 Antibody, Accepted in Second Quarter for Regulatory Review in Both the United States and European Union

WHITEHOUSE STATION, N.J., July 29, 2014 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2014.

$ in millions, except EPS amounts	Second Quarter 2014	Second Quarter 2013
Sales	$10,934	$11,010
GAAP EPS	0.68	0.30
Non-GAAP EPS that excludes items listed below[1]	0.85	0.84
GAAP Net Income[2]	2,004	906
Non-GAAP Net Income that excludes items listed below[1,2]	2,493	2,530

1 Merck is providing certain 2014 and 2013 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For description of the items, see Table 2a, including the related footnotes, attached to this release.

2 Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the second quarter of $0.85 exclude acquisition- and divestiture-related costs, restructuring costs and certain other items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow. Year-to-date results can be found in the attached tables.

$ in millions, except EPS amounts	Second Quarter 2014	Second Quarter 2013
EPS
GAAP EPS	$0.68	$0.30
Difference[3]	0.17	0.54
Non-GAAP EPS that excludes items listed below[1]	$0.85	$0.84

Net Income
GAAP net income[2]	$2,004	$906
Difference	489	1,624
Non-GAAP net income that excludes items listed below[1,2]	$2,493	$2,530

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$1,756	$1,768
Restructuring costs	421	278
Gain on AstraZeneca option exercise	(741)	—
Other	—	(13)
Net decrease (increase) in income before taxes	1,436	2,033
Income tax (benefit) expense[5]	(947)	(409)
Decrease (increase) in net income	$489	$1,624

“We delivered a strong first half of the year, making progress in transforming our operating model, fueling innovation and managing costs, while focusing on our best opportunities,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “I’m excited as we are preparing for a series of important and promising product launches later this year that we believe will make a meaningful difference to patients, healthcare providers and payers, while creating value for society and shareholders.”

Select Revenue Highlights

Worldwide sales were $10.9 billion for the second quarter of 2014, a decrease of 1 percent compared with the second quarter of 2013, with no net impact from foreign exchange.

3 Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4  Includes expenses of $1.1 billion and $1.2 billion in the second quarter of 2014 and 2013, respectively, for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges of $660 million and $564 million in the second quarter of 2014 and 2013, respectively. Also includes merger integration costs, as well as transaction and certain other costs related to business acquisitions and divestitures.

5  Includes the estimated tax impact on the reconciling items, which for the second quarter of 2014 includes a net benefit of $517 million recorded in connection with AstraZeneca’s option exercise.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of Animal Health and Consumer Care products.

$ in millions	Second Quarter 2014	Second Quarter 2013	Change	Change Ex-exchange
Total Sales	$10,934	$11,010	-1%	-1%
Pharmaceutical	9,087	9,310	-2%	-2%
JANUVIA/JANUMET	1,577	1,547	2%	2%
ZETIA/VYTORIN	1,134	1,067	6%	5%
REMICADE	607	527	15%	9%
ISENTRESS	453	412	10%	10%
GARDASIL	409	383	7%	9%
PROQUAD, M-M-R II and VARIVAX	326	339	-4%	-3%
SINGULAIR	284	281	1%	3%
NASONEX	258	325	-21%	-20%
Animal Health	872	851	2%	3%
Consumer Care	583	490	19%	20%
Other Revenues	392	359	9%	6%

Pharmaceutical Revenue Performance

Second-quarter pharmaceutical sales declined 2 percent to $9.1 billion. Expected declines occurred due to the ongoing impact of the loss of market exclusivity for TEMODAR (temozolomide) and NASONEX (mometasone furoate monohydrate). Additionally, sales from the hepatitis franchise of VICTRELIS (boceprevir) and PEGINTRON (peginterferon alfa-2b) declined as a result of increased competition. These declines were partially offset by growth in REMICADE (infliximab), SIMPONI (golimumab) and ISENTRESS (raltegravir), as well as the cardiovascular franchise of ZETIA (ezetimibe)/VYTORIN (ezetimibe/simvastatin) and the diabetes franchise of JANUVIA (sitagliptin)/JANUMET (sitagliptin and metformin HCI).

Combined sales of JANUVIA and JANUMET, medicines that help lower blood sugar levels in adults with type 2 diabetes, grew 2 percent to $1.6 billion in the second quarter. The growth reflects higher sales in Europe and the emerging markets, which were partially offset by declines in Japan. Sales in the United States decreased 1 percent.

Combined sales of ZETIA and VYTORIN, medicines for lowering LDL cholesterol, increased 6 percent to $1.1 billion in the second quarter, including a 1 percent positive impact from foreign exchange. The growth was driven by higher sales of ZETIA in the United States, reflecting wholesaler purchases and price increases.

Combined sales of REMICADE and SIMPONI, treatments for inflammatory diseases, grew 21 percent to $781 million in the second quarter, including a 6 percent positive impact from foreign exchange.

Worldwide sales of ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, increased 10 percent to $453 million in the second quarter. The increase was driven by strong growth in Europe and the emerging markets.

Animal Health Revenue Performance

Animal Health sales totaled $872 million for the second quarter of 2014, a 2 percent increase compared with the second quarter of 2013, including a 1 percent negative impact due to foreign exchange. The growth was primarily driven by BRAVECTO (fluralaner), a chewable tablet that kills fleas and ticks in dogs for up to 12 weeks, which launched in Europe and the United States, as well as higher sales in poultry and aqua products. This growth was partially offset by the loss of sales of ZILMAX (zilpaterol hydrochloride), a feed supplement for beef cattle. The company decided last year to voluntarily suspend sales of ZILMAX in the United States and Canada. Excluding the impact of the ZILMAX sales suspension, Animal Health sales increased 9 percent in the second quarter.

Consumer Care Revenue Performance

Second-quarter global sales of Consumer Care products were $583 million, an increase of 19 percent compared to the second quarter of 2013, including a 1 percent negative impact due to foreign exchange. The increase reflects sales reversals in the second quarter of 2013 from the termination in China of certain Consumer Care distribution arrangements together with associated termination costs. Excluding those actions, Consumer Care global sales grew 4 percent, including the 1 percent negative impact due to foreign exchange. Consumer Care global sales in the second quarter of 2014 benefited from the strong performance of CLARITIN and COPPERTONE.

Other Revenue Performance

Other revenues — primarily comprising alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — increased 9 percent to $392 million compared to the second quarter of 2013. The increase was primarily driven by higher revenue from AstraZeneca (AZ) recorded by Merck, which grew 29 percent to $316 million in the second quarter of 2014, partially offset by lower third-party manufacturing sales.

On June 30, 2014, AZ exercised its option to buy the company’s interest in a subsidiary and, through it, the company’s interest in Nexium and Prilosec. As of July 1, 2014, Merck no longer records equity income from AZ and supply sales to AZ have ended.

Second-Quarter Expense and Other Information

The costs detailed below totaled $9.7 billion on a GAAP basis during the second quarter of 2014 and include $2.2 billion of acquisition- and divestiture-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	Non-GAAP[1]
Second Quarter 2014
Materials and production	$4,893	$1,724	$171	$2,998
Marketing and administrative	2,973	32	44	2,897
Research and development	1,664	—	43	1,621
Restructuring costs	163	—	163	—

Second Quarter 2013
Materials and production	$4,284	$1,515	$93	$2,676
Marketing and administrative	3,140	19	16	3,105
Research and development	2,101	234	14	1,853
Restructuring costs	155	—	155	—

The gross margin was 55.2 percent for the second quarter of 2014 compared to 61.1 percent for the second quarter of 2013, reflecting 17.4 and 14.6 unfavorable percentage point impacts, respectively, from the acquisition- and divestiture-related costs, and restructuring costs noted above. The non-GAAP gross margin decline primarily reflects the impacts of product mix, patent expiries, foreign exchange and inventory write-offs, primarily VICTRELIS.

Marketing and administrative expenses, on a non-GAAP basis, were $2.9 billion in the second quarter of 2014, a decrease from $3.1 billion in the same period of 2013. The decline was primarily due to productivity measures.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.6 billion in the second quarter of 2014, a decrease from $1.9 billion in the second quarter of 2013. The decline reflects targeted reductions and lower clinical development spending as a result of portfolio prioritization and increased focus on the company’s key therapeutic opportunities, as well as timing of certain programs set to begin in the second half of 2014.

Equity income from affiliates was $92 million for the second quarter, primarily reflecting the performance of partnerships with AZ and Sanofi Pasteur MSD.

Other (income) expense, net, was $558 million of income in the second quarter of 2014, compared to $201 million of expense in the second quarter of 2013. The second quarter of 2014 includes a $741 million gain recorded in connection with AZ’s option exercise.

The GAAP effective tax rate of (7.5) percent for the second quarter of 2014 reflects the impacts of acquisition- and divestiture-related costs and restructuring costs, as well as a net benefit of $517 million associated with AZ’s option exercise. The non-GAAP effective tax rate, which excludes these items, was 24.2 percent for the quarter.

Key Developments

•                  Merck announced an agreement to acquire Idenix Pharmaceuticals, Inc. for $24.50 per share in cash (approximately $3.85 billion) to expand its portfolio of investigational therapies for hepatitis C. The company commenced a tender offer, which is expected to close on Aug. 4, 2014.

•                  The U.S. Food and Drug Administration (FDA) and European Medicines Agency have accepted regulatory applications for pembrolizumab (MK-3475), an investigational anti-PD-1 antibody, for the treatment of patients with advanced melanoma. Regulatory action in the United States is expected by Oct. 28, 2014.

•                  Bayer AG agreed to purchase Merck Consumer Care for $14.2 billion; the sale is expected to close in the second half of 2014. The companies also announced that Merck will pay Bayer AG $1 billion as part of a clinical development collaboration.

•                  Merck received a Complete Response Letter from the U.S. FDA for its New Drug Application for corifollitropin alfa, a sustained follicle stimulant for controlled ovarian stimulation in women participating in assisted reproductive technologies. Merck is evaluating the information provided in the Complete Response Letter. Corifollitropin alfa is marketed as ELONVA in more than 75 countries.

For a full listing of company developments that occurred in the second quarter of 2014, visit the newsroom at www.merck.com.

Financial Outlook

Merck expects full-year 2014 non-GAAP EPS to be between $3.43 and $3.53, which excludes the potential impact of a Venezuelan Bolivar devaluation that was previously included in the range. The full-year 2014 non-GAAP EPS range reflects strong performance in the first half of the year and also includes anticipated dilution of $0.06 to $0.09 from the planned sale of Merck Consumer Care and the research collaboration with Bayer, and the planned acquisition of Idenix. The 2014 non-GAAP EPS range excludes acquisition- and divestiture-related costs and costs related to restructuring programs. The 2014 non-GAAP EPS range also excludes one-time gains associated with AZ’s option exercise, the sale of the company’s ophthalmics business in certain international markets and the planned sale of Merck Consumer Care, as well as certain other items. Merck now expects full-year 2014 GAAP EPS to be between $4.44 and $4.77.

At current exchange rates, Merck continues to expect full-year 2014 revenues to be between $42.4 billion and $43.2 billion.

In addition, the company continues to expect full-year 2014 non-GAAP marketing and administrative as well as R&D expenses to be below 2013 levels. The company continues to anticipate its full-year 2014 non-GAAP tax rate to be in the range of 24 to 26 percent; the rate does not include a 2014 benefit of an R&D tax credit.

A reconciliation of anticipated 2014 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2014
GAAP EPS	$4.44 to $4.77
Difference[3]	(1.01) to (1.24)
Non-GAAP EPS that excludes items listed below	$3.43 to $3.53

Acquisition- and divestiture-related costs	$5,300 to $5,000
Restructuring costs	1,500 to 1,200
Gain on AZ option exercise	(741)
Gain on sale of ophthalmics business	(500) to (550)
Gain on planned sale of Merck Consumer Care	(11,000) to (11,300)
Net decrease (increase) in income before taxes	(5,441) to (6,391)
Estimated income tax (benefit) expense	2,485 to 2,755
Decrease (increase) in net income	($2,956) to ($3,636)

Total Employees

As of June 30, 2014, Merck had approximately 73,000 employees worldwide. In addition, the company’s joint ventures in China and Brazil, which are included in the consolidated results of Merck, had about 1,100 employees.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 62998996. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 62998996. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube. You can also follow our Twitter conversation at $MRK.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2013 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

				GAAP
	GAAP			June YTD	June YTD
	2Q14	2Q13	% Change	2014	2013	% Change

Sales	$10,934	$11,010	-1%	$21,198	$21,681	-2%

Costs, Expenses and Other
Materials and production (1)	4,893	4,284	14%	8,796	8,243	7%
Marketing and administrative (1)	2,973	3,140	-5%	5,707	6,126	-7%
Research and development (1)	1,664	2,101	-21%	3,238	4,008	-19%
Restructuring costs (2)	163	155	5%	288	274	5%
Equity income from affiliates (3)	(92)	(116)	-21%	(217)	(249)	-13%
Other (income) expense, net (1) (4)	(558)	201	*	(596)	484	*
Income Before Taxes	1,891	1,245	52%	3,982	2,795	42%
Income Tax (Benefit) Provision	(142)	310		218	244
Net Income	2,033	935	*	3,764	2,551	48%
Less: Net Income Attributable to Noncontrolling Interests	29	29		55	52
Net Income Attributable to Merck & Co., Inc.	$2,004	$906	*	$3,709	$2,499	48%
Earnings per Common Share Assuming Dilution	$0.68	$0.30	*	$1.25	$0.82	52%

Average Shares Outstanding Assuming Dilution	2,949	3,010		2,957	3,030
Tax Rate (5)	-7.5%	24.9%		5.5%	8.7%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4) Other (income) expense, net in the second quarter and first six months of 2014 includes a gain of $741 million related to AstraZeneca’s option exercise. In addition, other (income) expense, net in the first six months of 2014 includes net gains of $168 million related to the divestiture of the company’s Sirna Therapeutics, Inc. subsidiary. Other (income) expense, net in the first six months of 2013 reflects approximately $140 million of exchange losses as a result of a Venezuelan currency devaluation.

(5) The effective income tax rates for the second quarter and first six months of 2014 reflect a net benefit of $517 million recorded in connection with AstraZeneca’s option exercise. In addition, the effective income tax rate for the first six months of 2014 reflects a benefit of approximately $300 million associated with a capital loss generated in the first quarter of 2014.

The effective income tax rates for the second quarter and first six months of 2013 reflect benefits from reductions in tax reserves upon expiration of applicable statute of limitations. In addition, the effective tax rate for the first six months of 2013 reflects the favorable impact of tax legislation enacted in the first quarter of 2013, as well as a benefit of approximately $160 million associated with the resolution of a previously disclosed federal income tax issue.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

SECOND QUARTER 2014

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

		Acquisition and
		Divestiture-	Restructuring	Certain Other	Adjustment
	GAAP	Related Costs (1)	Costs (2)	Items (3)	Subtotal		Non-GAAP

Sales	$10,934						$10,934

Costs, Expenses and Other
Materials and production	4,893	1,724	171		1,895		2,998
Marketing and administrative	2,973	32	44		76		2,897
Research and development	1,664		43		43		1,621
Restructuring costs	163		163		163		—
Equity income from affiliates	(92)						(92)
Other (income) expense, net	(558)			(741)	(741)		183
Income Before Taxes	1,891	(1,756)	(421)	741	(1,436)		3,327
Taxes on Income	(142)				(947	)(4)	805
Net Income	2,033				(489)		2,522
Less: Net Income Attributable to Noncontrolling Interests	29						29
Net Income Attributable to Merck & Co., Inc.	$2,004				$(489)		$2,493
Earnings per Common Share Assuming Dilution	$0.68						$0.85

Average Shares Outstanding Assuming Dilution	2,949						2,949
Tax Rate	-7.5%						24.2%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses of $1.1 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $660 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect merger integration costs, as well as transaction and certain other costs related to business acquisitions and divestitures.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the gain related to AstraZeneca’s option exercise.

(4) Represents the estimated tax impact on the reconciling items, including a net benefit of $517 million recorded in connection with AstraZeneca’s option exercise.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

SIX MONTHS ENDED JUNE 30, 2014

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

		Acquisition and
		Divestiture-	Restructuring	Certain Other	Adjustment
	GAAP	Related Costs (1)	Costs (2)	Items (3)	Subtotal		Non-GAAP

Sales	$21,198						$21,198

Costs, Expenses and Other
Materials and production	8,796	2,850	290		3,140		5,656
Marketing and administrative	5,707	43	75		118		5,589
Research and development	3,238		94		94		3,144
Restructuring costs	288		288		288		—
Equity income from affiliates	(217)						(217)
Other (income) expense, net	(596)			(741)	(741)		145
Income Before Taxes	3,982	(2,893)	(747)	741	(2,899)		6,881
Taxes on Income	218				(1,514	)(4)	1,732
Net Income	3,764				(1,385)		5,149
Less: Net Income Attributable to Noncontrolling Interests	55						55
Net Income Attributable to Merck & Co., Inc.	$3,709				$(1,385)		$5,094
Earnings per Common Share Assuming Dilution	$1.25						$1.72

Average Shares Outstanding Assuming Dilution	2,957						2,957
Tax Rate	5.5%						25.2%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses of $2.2 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $660 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect merger integration costs, as well as transaction and certain other costs related to business acquisitions and divestitures.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the gain related to AstraZeneca’s option exercise.

(4) Represents the estimated tax impact on the reconciling items, including a net benefit of approximately $517 million recorded in connection with AstraZeneca’s option exercise, as well as a benefit of approximately $300 million associated with a capital loss generated in the first quarter.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2014			2013						% Change
	1Q	2Q	June YTD	1Q	2Q	June YTD	3Q	4Q	Full Year	2Q	June YTD
TOTAL SALES (1)	$10,264	$10,934	$21,198	$10,671	$11,010	$21,681	$11,032	$11,319	$44,033	-1	-2
PHARMACEUTICAL	8,451	9,087	17,538	8,891	9,310	18,201	9,475	9,760	37,437	-2	-4

Primary Care and Women’s Health
Cardiovascular
Zetia	611	717	1,328	629	650	1,279	662	716	2,658	10	4
Vytorin	361	417	777	394	417	810	396	436	1,643		-4

Diabetes
Januvia	858	1,058	1,916	884	1,072	1,956	927	1,121	4,004	-1	-2
Janumet	476	519	995	409	474	883	442	503	1,829	9	13

General Medicine & Women’s Health
NuvaRing	168	178	346	151	171	322	170	193	686	4	7
Implanon	102	119	221	84	102	187	96	120	403	16	18
Follistim AQ	110	102	213	122	134	257	124	101	481	-24	-17
Dulera	102	103	205	68	79	147	82	95	324	30	39

Hospital and Specialty
Hepatitis
PegIntron	112	103	216	126	142	268	104	124	496	-27	-19
Victrelis	59	46	105	110	116	226	121	81	428	-60	-53

HIV
Isentress	390	453	843	362	412	775	427	442	1,643	10	9

Hospital
Cancidas	166	156	322	162	163	326	151	183	660	-5	-1
Invanz	114	134	249	110	120	230	130	128	488	12	8
Noxafil	74	98	172	65	71	136	75	98	309	38	26
Bridion	73	82	155	63	69	131	75	82	288	20	18
Primaxin	71	81	151	84	85	168	88	79	335	-5	-10

Immunology
Remicade	604	607	1,211	549	527	1,076	574	620	2,271	15	13
Simponi	157	174	330	108	120	228	126	146	500	44	45

Other
Cosopt / Trusopt	99	100	198	105	103	209	104	103	416	-3	-5

Oncology
Emend	122	144	266	116	135	250	123	134	507	7	6
Temodar	83	93	176	216	219	434	162	111	708	-57	-59

Diversified Brands
Respiratory
Nasonex	312	258	570	385	325	711	297	327	1,335	-21	-20
Singulair	271	284	554	337	281	618	280	298	1,196	1	-10
Clarinex	62	69	131	61	64	125	54	55	235	7	5

Other
Cozaar / Hyzaar	205	214	419	267	255	522	238	246	1,006	-16	-20
Arcoxia	128	141	268	121	121	242	112	131	484	16	11
Fosamax	123	121	245	137	144	281	140	139	560	-16	-13
Zocor	64	69	133	82	74	156	65	79	301	-8	-15
Propecia	74	58	131	68	67	135	71	77	283	-14	-3
Remeron	50	40	90	52	53	106	44	56	206	-26	-15

Vaccines
Gardasil	383	409	792	390	383	773	665	394	1,831	7	3
ProQuad, M-M-R II and Varivax	280	326	606	272	339	611	421	273	1,306	-4	-1
RotaTeq	169	147	316	162	144	306	201	129	636	3	3
Zostavax	142	156	298	168	141	309	185	264	758	11	-3
Pneumovax 23	101	102	203	111	108	219	193	241	653	-6	-7

Other Pharmaceutical (2)	1,175	1,209	2,387	1,361	1,430	2,789	1,350	1,435	5,570	-15	-14

ANIMAL HEALTH	813	872	1,685	840	851	1,691	800	871	3,362	2

CONSUMER CARE (3)	546	583	1,130	571	490	1,061	443	390	1,894	19	6
Claritin OTC	170	153	323	177	78	256	123	92	471	95	26

Other Revenues (4)	454	392	845	369	359	727	314	298	1,340	9	16
Astra	147	316	463	262	245	507	220	193	920	29	-9

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $98 million and $76 million for the first and second quarters of 2014. Other Vaccines sales included in Other Pharmaceutical were $53 million, $86 million, $127 million, and $101 million for the first, second, third, and fourth quarters of 2013, respectively.

(3) The decrease in Consumer Care sales in the second quarter and full year of 2013 resulted from the termination in China of distribution arrangements and a reversal of sales previously made to those distributors, together with associated termination costs.

(4) Other revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities. On October 1, 2013, the Company divested a substantial portion of its third-party manufacturing sales. In addition, Other revenues in the fourth quarter and full year of 2013 reflect $50 million of revenue for the out-license of a pipeline compound.